Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	October 27, 2011
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

2011 THIRD QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-month periods ended September 30, 2011 and 2010:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that net income attributable to UHS was $85.1 million, or $.86 per diluted share, during the third quarter of 2011 as compared to $55.6 million, or $.57 per diluted share, during the comparable prior year quarter. After adjusting the reported results for last year’s third quarter to neutralize the impact of the below-mentioned adjustments (no such adjustments were applicable to the third quarter of 2011), our adjusted net income attributable to UHS during the third quarter of 2010 was $53.7 million, or $.55 per diluted share.

Net revenues increased 40% to $1.85 billion during the third quarter of 2011 as compared to $1.32 billion during the third quarter of 2010. The increase in net revenues during the third quarter of 2011, as compared to the comparable quarter of the prior year, was due primarily to the revenues generated at the behavioral health care facilities acquired from Psychiatric Solutions, Inc. (“PSI”) in November, 2010.

As indicated on the attached Schedules of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedules”), included in our net income attributable to UHS during the three-month period ended September 30, 2010, was net income of $1.9 million, or $.02 per diluted share, consisting of the unfavorable after-tax impact of $2.5 million, or $.02 per diluted share, resulting from transaction fees incurred in connection with the PSI acquisition, offset by a favorable discrete tax item $4.3 million, or $.04 per diluted share.

Consolidated Results of Operations - Nine-month periods ended September 30, 2011 and 2010:

During the nine-month period ended September 30, 2011, net income attributable to UHS was $302.9 million, or $3.06 per diluted share, as compared to $193.0 million, or $1.96 per diluted share, during the comparable prior year period. After adjusting the reported results for the first nine months of last year to neutralize the impact of the below-mentioned adjustments (no such adjustments were applicable to the results for the first nine months of 2011), our adjusted net income attributable to UHS during the nine-month period ended September 30, 2010 was $192.2 million, or $1.96 per diluted share.

Net revenues increased 41% to $5.66 billion during the nine-month period ended September 30, 2011 as compared to $4.01 billion during the first nine months of 2010. The increase in net revenues during the first nine months of 2011, as compared to the comparable prior year period, was due primarily to the revenues generated at the behavioral health care facilities acquired from PSI in November, 2010.

As indicated on the Supplemental Schedules, included in our net income attributable to UHS during the nine-month period ended September 30, 2010, were the following which, on a net aggregate basis, had no impact on our earnings per diluted share: (i) a favorable after-tax adjustment of $10.2 million, or $.10 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2010 based upon a reserve analysis; (ii) a favorable discrete tax item $4.3 million, or $.04 per diluted share, offset by; (iii) the unfavorable after-tax impact of $13.7 million, or $.14 per diluted share, resulting from the PSI acquisition transaction fees.

Acute Care Services - Three and nine-month periods ended September 30, 2011 and 2010:

At our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) decreased 0.3% while adjusted patient days increased 2.2% during the third quarter of 2011, as compared to the third quarter of 2010. Net revenues at these facilities increased 3.1% during the third quarter of 2011 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 3.5% while net revenue per adjusted patient day increased 0.9% during the third quarter of 2011 as compared to the comparable quarter of the prior year. On a same facility basis, the operating margin (net revenues less salaries, wages and benefits, other operating expenses, supplies expense and provision for doubtful accounts) at our acute care hospitals decreased to 12.3% during the third quarter of 2011 as compared to 13.0% during the third quarter of 2010. As expected, the robust revenue growth experienced by our acute care facilities earlier in the year has moderated considerably as improvements in payor mix weakened in the third quarter of 2011.

During the nine-month period ended September 30, 2011, on a same facility basis, adjusted admissions decreased 0.3% while adjusted patient days increased 2.0% as compared to the comparable period of the prior year. Net revenues at these facilities increased 5.3% during the first nine months of 2011 as compared to the comparable period of the prior year. At these facilities, net revenue per adjusted admission increased 5.5% while net revenue per adjusted patient day increased 3.3% during the first nine months of 2011 as compared to the comparable period of the prior year. On a same facility basis, the operating margin at our acute care hospitals increased to 15.1% during the first nine months of 2011 as compared to 14.5% during the comparable period of the prior year.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $246 million and $233 million during the three-month periods ended September 30, 2011 and 2010, respectively, and $708 million and $599 million during the nine-month periods ended September 30, 2011 and 2010, respectively.

Behavioral Health Care Services - Three and nine-month periods ended September 30, 2011 and 2010:

At our behavioral health care facilities, on a same facility basis, adjusted admissions increased 7.9% while adjusted patient days increased 3.8% during the third quarter of 2011 as compared to the third quarter of 2010. Net revenues at these facilities increased 6.8% during the third quarter of 2011 as compared to the comparable quarter in the prior year. At these facilities, net revenue per adjusted admission decreased 1.0% while net revenue per adjusted patient day increased 2.9% during the third quarter of 2011 as compared to the comparable quarter of the prior year. The operating margin at our behavioral health care facilities owned during both periods increased to 26.2% during the third quarter of 2011 as compared to 26.0% during the third quarter of 2010.

During the nine-month period ended September 30, 2011, on a same facility basis, adjusted admissions increased 7.2% while adjusted patient days increased 3.0% as compared to the comparable nine-month period of the prior year. Net revenues at these facilities increased 6.5% during the first nine months of 2011 as compared to the comparable period in the prior year. At these facilities, net revenue per adjusted admission decreased 0.5% while net revenue per adjusted patient day increased 3.7% during the first nine months of 2011 as compared to the comparable prior year period. The operating margin at our behavioral health care facilities owned during both periods was 26.4% during the first nine months of 2011 as compared to 26.5% during the comparable period in the prior year.

Conference Call Information:

We will hold a conference call for investors and analysts at 9:00 a.m. (eastern time) on October 28, 2011. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on October 28, 2011 and will continue through midnight on November 11, 2011. The recording can be accessed by calling 1-855-859-2056 and entering the pass code 15136667. A live broadcast of the call will be available on our web site at www.uhsinc.com. The webcast will also be available through Thompson StreetEvents Network at www.earnings.com or www.streetevents.com, a password-protected event management site for institutional investors.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating through its subsidiaries, acute care hospitals, behavioral health facilities and ambulatory centers throughout the United States, Puerto Rico and the U.S. Virgin Islands. A wholly-owned subsidiary of UHS acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2010 and in Item 2-Forward Looking Statements and Risk Factors in our Form 10-Q for the quarterly period ended June 30, 2011), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2010 and Report on Form 10-Q for the quarterly period ended June 30, 2011. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net revenues	$1,848,662	$1,323,264	$5,661,424	$4,008,732

Operating charges:
Salaries, wages and benefits	845,818	572,742	2,543,760	1,715,220
Other operating expenses	350,358	258,388	1,054,639	754,530
Supplies expense	202,817	180,024	615,581	543,766
Provision for doubtful accounts	155,899	133,467	469,932	402,621
Depreciation and amortization	75,166	55,530	219,751	163,066
Lease and rental expense	23,076	18,429	69,583	54,548

	1,653,134	1,218,580	4,973,246	3,633,751

Income from operations	195,528	104,684	688,178	374,981
Interest expense, net	48,452	11,478	154,677	36,132

Income before income taxes	147,076	93,206	533,501	338,849
Provision for income taxes	52,234	27,404	192,638	113,870

Net income	94,842	65,802	340,863	224,979
Less: Income attributable to noncontrolling interests	9,788	10,192	37,967	31,978

Net income attributable to UHS	$85,054	$55,610	$302,896	$193,001

Basic earnings per share attributable to UHS (a)	$0.87	$0.57	$3.10	$1.99

Diluted earnings per share attributable to UHS (a)	$0.86	$0.57	$3.06	$1.96

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$85,054	$55,610	$302,896	$193,001
Less: Net income attributable to unvested restricted share grants	(165)	(233)	(440)	(826)

Net income attributable to UHS - basic and diluted	$84,889	$55,377	$302,456	$192,175

Weighted average number of common shares - basic	97,397	96,777	97,447	96,673

Basic earnings per share attributable to UHS:	$0.87	$0.57	$3.10	$1.99

Weighted average number of common shares	97,397	96,777	97,447	96,673
Add: Other share equivalents	1,201	1,158	1,461	1,140

Weighted average number of common shares and equiv. - diluted	98,598	97,935	98,908	97,813

Diluted earnings per share attributable to UHS:	$0.86	$0.57	$3.06	$1.96

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended September 30, 2011 and 2010

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Three months ended September 30, 2011		Three months ended September 30, 2010

Net revenues	$1,848,662	100.0%	$1,323,264	100.0%

Operating charges:
Salaries, wages and benefits	845,818	45.8%	572,742	43.3%
Other operating expenses	350,358	19.0%	258,388	19.5%
Supplies expense	202,817	11.0%	180,024	13.6%
Provision for doubtful accounts	155,899	8.4%	133,467	10.1%

	1,554,892	84.1%	1,144,621	86.5%

Operating income/margin (“EBITDAR”)	293,770	15.9%	178,643	13.5%

Lease and rental expense	23,076		18,429
Income attributable to noncontrolling interests	9,788		10,192

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	260,906		150,022

Depreciation and amortization	75,166		55,530
Interest expense, net	48,452		11,478

Income before income taxes attributable to UHS	137,288		83,014

Provision for income taxes	52,234		27,404

Net income attributable to UHS	$85,054		$55,610

Calculation of Adjusted Net Income Attributable to UHS

	Three months ended September 30, 2011		Three months ended September 30, 2010
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$85,054	$0.86	$55,610	$0.57
Plus/minus adjustments:
Acquisition transaction costs, net of income taxes	—	—	2,454	0.02
Favorable discrete tax item	—	—	(4,331)	(0.04)

Subtotal after-tax adjustments to net income attributable to UHS	—	—	(1,877)	(0.02)

Adjusted net income attributable to UHS	$85,054	$0.86	$53,733	$0.55

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the nine months ended September 30, 2011 and 2010

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Nine months ended September 30, 2011		Nine months ended September 30, 2010

Net revenues	$5,661,424	100.0%	$4,008,732	100.0%

Operating charges:
Salaries, wages and benefits	2,543,760	44.9%	1,715,220	42.8%
Other operating expenses	1,054,639	18.6%	754,530	18.8%
Supplies expense	615,581	10.9%	543,766	13.6%
Provision for doubtful accounts	469,932	8.3%	402,621	10.0%

	4,683,912	82.7%	3,416,137	85.2%

Operating income/margin (“EBITDAR”)	977,512	17.3%	592,595	14.8%

Lease and rental expense	69,583		54,548
Income attributable to noncontrolling interests	37,967		31,978

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	869,962		506,069

Depreciation and amortization	219,751		163,066
Interest expense, net	154,677		36,132

Income before income taxes attributable to UHS	495,534		306,871
Provision for income taxes	192,638		113,870

Net income attributable to UHS	$302,896		$193,001

Calculation of Adjusted Net Income Attributable to UHS

	Nine months ended September 30, 2011		Nine months ended September 30, 2010
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS
Net income attributable to UHS	$302,896	$3.06	$193,001	$1.96
Plus/minus adjustments:
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	—	—	(10,198)	(0.10)
Acquisition transaction costs, net of income taxes	—	—	13,742	0.14
Favorable discrete tax item	—	—	(4,331)	(0.04)

Subtotal after-tax adjustments to net income attributable to UHS	—	—	(787)	—

Adjusted net income attributable to UHS	$302,896	$3.06	$192,214	$1.96

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$39,147	$29,474
Accounts receivable, net	945,193	837,820
Supplies	95,777	94,330
Other current assets	95,862	130,060
Deferred income taxes	103,031	120,834
Assets of facilities held for sale	92,939	118,598

Total current assets	1,371,949	1,331,116

Property and equipment	5,008,607	4,853,972
Less: accumulated depreciation	(1,757,976)	(1,601,005)

	3,250,631	3,252,967

Other assets:
Goodwill	2,605,951	2,589,914
Deferred charges	116,229	108,660
Other	261,171	245,279

	$7,605,931	$7,527,936

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,511	$3,449
Accounts payable and accrued liabilities	796,041	819,334
Liabilities of facilities held for sale	2,870	3,516
Federal and state taxes	31,472	0

Total current liabilities	832,894	826,299

Other noncurrent liabilities	428,436	380,649
Long-term debt	3,685,230	3,912,102
Deferred income taxes	177,220	173,354

Redeemable noncontrolling interest	213,131	211,761

UHS common stockholders’ equity	2,221,382	1,978,772
Noncontrolling interest	47,638	44,999

Total equity	2,269,020	2,023,771

	$7,605,931	$7,527,936

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2011	2010

Cash Flows from Operating Activities:
Net income	$340,863	$224,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	220,208	163,066
Loss (gain) on sale of assets and businesses	164	(1,993)
Stock-based compensation expense	13,434	12,678
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(103,700)	(6,751)
Accrued interest	13,143	8,437
Accrued and deferred income taxes	102,949	(2,656)
Other working capital accounts	(74,342)	26,697
Other assets and deferred charges	20,215	(2,526)
Other	4,146	(4,556)
Accrued insurance expense, net of commercial premiums paid	71,186	32,770
Payments made in settlement of self-insurance claims	(45,764)	(37,330)

Net cash provided by operating activities	562,502	412,815

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(195,404)	(177,750)
Proceeds received from sale of assets and businesses	23,682	21,460
Restricted cash related to bond issuance held in escrow pending completion of PSI acquisition	0	(256,972)
Acquisition of property and businesses	(8,599)	0
Costs incurred for purchase and implementation of electronic health records application	(27,874)	(13,216)

Net cash used in investing activities	(208,195)	(426,478)

Cash Flows from Financing Activities:
Reduction of long-term debt	(267,539)	(194,600)
Additional borrowings	36,000	250,000
Financing costs	(23,559)	(5,016)
Repurchase of common shares	(44,532)	(3,963)
Dividends paid	(14,638)	(14,555)
Issuance of common stock	3,596	5,204
Profit distributions to noncontrolling interests	(33,962)	(23,558)
Proceeds from sale of noncontrolling interest in majority owned business	0	600

Net cash (used in) provided by financing activities	(344,634)	14,112

Increase in cash and cash equivalents	9,673	449
Cash and cash equivalents, beginning of period	29,474	9,180

Cash and cash equivalents, end of period	$39,147	$9,629

Supplemental Disclosures of Cash Flow Information:
Interest paid	$120,712	$33,584

Income taxes paid, net of refunds	$89,268	$113,521

Universal Health Services, Inc.

Supplemental Statistical Information

(un-audited)

Same Facility:	% Change Quarter Ended 9/30/2011	% Change 9 months ended 9/30/2011

Acute Care Hospitals
Revenues	3.1%	5.3%
Adjusted Admissions	-0.3%	-0.3%
Adjusted Patient Days	2.2%	2.0%
Revenue Per Adjusted Admission	3.5%	5.5%
Revenue Per Adjusted Patient Day	0.9%	3.3%

Behavioral Health Hospitals

Revenues	6.8%	6.5%
Adjusted Admissions	7.9%	7.2%
Adjusted Patient Days	3.8%	3.0%
Revenue Per Adjusted Admission	-1.0%	-0.5%
Revenue Per Adjusted Patient Day	2.9%	3.7%

	Third Quarter Ended		Nine months Ended
UHS Consolidated	9/30/2011	9/30/2010	9/30/2011	9/30/2010

Revenues	$1,848,662	$1,323,264	$5,661,424	$4,008,732
EBITDA (1)	260,906	150,022	869,962	506,069
EBITDA Margin (1)	14.1%	11.3%	15.4%	12.6%

Cash Flow From Operations	206,726	185,091	562,502	412,815
Days Sales Outstanding	47	42	46	41
Capital Expenditures	79,164	56,110	195,404	177,750

Debt			3,687,741	759,624
Shareholders Equity			2,221,382	1,943,572
Debt / Total Capitalization			62.4%	28.1%
Debt / EBITDA (2)			3.42	1.14
Debt / Cash From Operations (2)			5.55	1.62

Acute Care EBITDAR Margin (3)	12.3%	13.0%	15.1%	14.5%
Behavioral Health EBITDAR Margin (3)	25.5%	25.8%	25.5%	26.2%

(1)	Net of Minority Interest and before prior year self insurance reserve adjustments (net of taxes) booked in 2010 and transaction related expenses (net of taxes) booked in 2010
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation, minority interest and prior year self insurance reserve adjustment booked in 2010

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2011

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	09/30/11	09/30/10	% change	09/30/11	09/30/10	% change

Hospitals owned and leased	21	21	0.0%	177	82	115.9%
Average licensed beds	5,739	5,689	0.9%	19,372	7,983	142.7%
Patient days	279,340	279,524	-0.1%	1,291,753	537,860	140.2%
Average daily census	3,036.3	3,038.3	-0.1%	14,040.8	5,846.3	140.2%
Occupancy-licensed beds	52.9%	53.4%	-0.9%	72.5%	73.2%	-1.0%
Admissions	63,305	64,969	-2.6%	89,952	36,564	146.0%
Length of stay	4.4	4.3	2.6%	14.4	14.7	-2.4%

Inpatient revenue	$2,888,527	$2,687,619	7.5%	$1,373,983	$550,613	149.5%
Outpatient revenue	1,435,706	1,246,661	15.2%	147,904	78,354	88.8%
Total patient revenue	4,324,233	3,934,280	9.9%	1,521,887	628,967	142.0%
Other revenue	20,934	16,878	24.0%	35,590	6,875	417.7%
Gross hospital revenue	4,345,167	3,951,158	10.0%	1,557,477	635,842	144.9%

Total deductions	3,348,954	2,985,351	12.2%	710,059	285,114	149.0%

Net hospital revenue	$996,213	$965,807	3.1%	$847,418	$350,728	141.6%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	09/30/11	09/30/10	% change	09/30/11	09/30/10	% change

Hospitals owned and leased	21	21	0.0%	80	80	0.0%
Average licensed beds	5,739	5,689	0.9%	8,002	7,779	2.9%
Patient days	279,340	279,524	-0.1%	550,730	529,580	4.0%
Average daily census	3,036.3	3,038.3	-0.1%	5,986.2	5,756.3	4.0%
Occupancy-licensed beds	52.9%	53.4%	-0.9%	74.8%	74.0%	1.1%
Admissions	63,306	64,969	-2.6%	39,498	36,549	8.1%
Length of stay	4.4	4.3	2.6%	13.9	14.5	-3.8%

(1)	Pennsylvania Clinical School is excluded in both current and prior years. King George School is excluded in both current and prior years from July 1st through September 30th. Facilities acquired in acquisition of Psychiatric Solutions are excluded in both current and prior years.

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2011

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	09/30/11	09/30/10	% change	09/30/11	09/30/10	% change

Hospitals owned and leased	21	21	0.0%	177	82	115.9%
Average licensed beds	5,713	5,689	0.4%	19,391	7,978	143.1%
Patient days	872,945	871,525	0.2%	3,913,151	1,621,239	141.4%
Average daily census	3,197.6	3,192.4	0.2%	14,333.9	5,938.6	141.4%
Occupancy-licensed beds	56.0%	56.1%	-0.3%	73.9%	74.4%	-0.7%
Admissions	195,818	199,815	-2.0%	270,045	109,494	146.6%
Length of stay	4.5	4.4	2.2%	14.5	14.8	-2.1%

Inpatient revenue	$9,123,916	$8,095,552	12.7%	$4,169,827	$1,649,535	152.8%
Outpatient revenue	4,220,883	3,535,220	19.4%	455,247	238,318	91.0%
Total patient revenue	13,344,799	11,630,772	14.7%	4,625,074	1,887,853	145.0%
Other revenue	56,901	51,868	9.7%	105,121	22,507	367.1%
Gross hospital revenue	13,401,700	11,682,640	14.7%	4,730,195	1,910,360	147.6%

Total deductions	10,318,170	8,753,512	17.9%	2,169,220	853,442	154.2%

Net hospital revenue	$3,083,530	$2,929,128	5.3%	$2,560,975	$1,056,918	142.3%

SAME FACILITY:

	ACUTE			BEHAVIORAL HEALTH (1)
	09/30/11	09/30/10	% change	09/30/11	09/30/10	% change

Hospitals owned and leased	21	21	0.0%	80	80	0.0%
Average licensed beds	5,713	5,689	0.4%	8,024	7,834	2.4%
Patient days	872,945	871,525	0.2%	1,645,480	1,596,750	3.1%
Average daily census	3,197.6	3,192.4	0.2%	6,027.4	5,848.9	3.1%
Occupancy-licensed beds	56.0%	56.1%	-0.3%	75.1%	74.7%	0.6%
Admissions	195,818	199,815	-2.0%	117,487	109,451	7.3%
Length of stay	4.5	4.4	2.2%	14.0	14.6	-4.0%

(1)	Pennsylvania Clinical School is excluded in both current and prior years. King George School is excluded in both current and prior years from July 1st through September 30th. Facilities acquired in acquisition of Psychiatric Solutions are excluded in both current and prior years.